Exhibit 99.1

Owens-Illinois Signs Definitive Agreement to Sell Blow-Molded Plastic Container Assets to Graham Packaging Company

TOLEDO, Ohio, July 28, 2004 — Owens-Illinois, Inc. (NYSE: OI) today announced that the Company has entered into a definitive agreement with Graham Packaging Company based in York, Pa., a portfolio company of The Blackstone Group, to sell its blow-molded plastic container operations in North America, South America and Europe.

Total consideration for the sale will be approximately $1.2 billion to be paid in cash at closing.  The transaction is expected to close in the fourth quarter, subject to regulatory approvals.  The proceeds from the sale will be used to pay down debt.

“This is another critical step forward in the transformation of Owens-Illinois into a modern, vibrant global growth enterprise,” said Steve McCracken, Owens-Illinois Chairman and CEO.  “We will now be able to deleverage ourselves in the short term, and be better able to focus our resources on the core businesses, technologies and channels that represent our long term future.”

Included in the sale are 24 plastics manufacturing plants in the U.S., two in Mexico, three in Europe and two in South America, serving consumer products companies in the food, beverage, household, chemical and personal care industries.  Net sales for the businesses being sold were approximately $1.1 billion in 2003.  Owens-Illinois is advised in this transaction by Deutsche Bank.

“We recognize the talent and expertise of Owens-Illinois employees as industry leaders,” said Philip R. Yates, Chairman and CEO of Graham Packaging Company.  “The O-I operations will be an excellent strategic fit with our existing 57 plants throughout North America, Europe, and Latin America which are solely focused on customized blow-molded plastic containers.”

O-I announced on June 21 it had completed the acquisition of BSN Glasspack, S.A., for approximately US$1.4 billion, adding 18 glass container manufacturing plants and nearly doubling the Company’s European presence.

“We have now become truly global in glass with important leveraging capabilities in scale and scope, while maintaining an important and differentiated presence in the complementary plastic arenas of closures and health care packaging,” said McCracken.  “This sale, while representing a difficult choice for us, marks a crucial shift in the portfolio and strategy of O-I. Our redefined market presence, combined with differentiated technology sets, should serve our target markets and investment communities well in the years ahead.”

As previously announced, the Company has implemented several liquidity improvement initiatives to reduce debt, improve cash flow and increase investor value.  O-I also announced in June that ACI Packaging, a subsidiary of the Company, sold a substantive part of its plastics packaging business in Australia and New Zealand to Visy Industrial Plastics, a wholly-owned subsidiary of Visy Industrial Packaging.

About O-I

Owens-Illinois is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, Asia Pacific and South America. O-I is also a leading manufacturer of health care packaging including prescription containers and medical devices, and closures including tamper-evident caps and dispensing systems.  The Company reported 2003 net sales of $6.0 billion.

About Graham Packaging Company

Graham Packaging Company, L.P., is a worldwide leader in the design, manufacture, and sale of customized blow molded plastic containers for the branded food and beverage, household and personal care, and automotive lubricants markets.  The Blackstone Group of New York is the majority owner of Graham Packaging.

Forward-looking statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) the Company’s ability to complete planned divestitures on the terms and conditions and within the time frames presently anticipated, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) consumer preferences for alternative forms of packaging, (6) fluctuations in raw material and labor costs, (7) availability of raw materials, (8) costs and availability of energy, (9) transportation costs, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.